UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________________
FORM 8-K
_____________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2021
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
________________________
Commission File Number 001-32335

Delaware	88-0488686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11388 Sorrento Valley Road	92121
San Diego	(Zip Code)
California
(Address of principal executive offices)
(858) 794-8889
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	HALO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ( §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ( §240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 23, 2021, Halozyme Therapeutics, Inc. (the “Company”), and its subsidiary Halozyme, Inc., entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto, evidencing a revolving credit facility (the “Facility”) that provides for secured revolving loans and letters of credit in an aggregate amount of up to $75 million. Halozyme, Inc., the Company’s domestic subsidiary (the “Guarantor”), guarantees the Facility. No proceeds from the Facility were drawn down as of the closing date of the Credit Agreement. The Facility matures on December 23, 2024.
The Credit Agreement contains an expansion feature, which allows the Company, subject to certain conditions, to increase the aggregate principal amount of the Facility to $250 million, provided the Company remains in compliance with underlying financial covenants on a pro forma basis including the consolidated interest coverage ratio and the consolidated net leverage ratio covenants set forth in the Credit Agreement.
In addition to paying interest on any outstanding principal under the Facility, the Company will pay (i) a commitment fee in respect of the unutilized commitments thereunder and (ii) customary letter of credit fees and agency fees. The commitment fees range from 0.15% to 0.30% per annum based on the Company’s consolidated net leverage ratio.

Substantially all of the assets of the Company and the Guarantor are pledged as collateral under the Facility (subject to customary exceptions and excluding real property and intellectual property) pursuant to the terms set forth in the Security Agreement executed in favor of the administrative agent by the Company and the Guarantor. Borrowings under the Facility are to be used by the Company to provide financing for working capital and other general corporate purposes, including potential acquisitions.

Borrowings under the Facility bear interest, at the Company’s option, at a rate equal to an applicable margin plus: (a) the applicable Bloomberg Short-Term Bank Yield Index rate (or the “BSBY Rate,” as defined in the Credit Agreement), or (b) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the Bank of America prime rate, (3) the BSBY Rate plus 1.00%, and (4) 1.00%. The margin for the Facility ranges, based on the Company’s consolidated total net leverage ratio, from 0.00% to 0.75% in the case of base rate loans and from 1.00% to 1.75% in the case of BSBY Rate loans.

The terms of the Facility include certain affirmative and negative covenants as set forth in the Credit Agreement, that, among other things, may restrict the Company’s ability to: create liens on assets; incur additional indebtedness; make investments; make acquisitions and other fundamental changes; and sell and dispose of property or assets. The Credit Agreement also includes financial covenants requiring the Company to maintain, measured as of the end of each fiscal quarter, a maximum consolidated net leverage ratio of 4.50 to 1.00 and a minimum consolidated interest coverage ratio of 3.00 to 1.00. The Credit Agreement also contains customary representations and warranties and events of default.

The foregoing is a summary description of certain terms of the Facility and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and the Security Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K related to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 23, 2021, by and among the Company, the Guarantor, Bank of America N.A. and each of those additional Lenders that are a party to such agreement.
10.2	Security Agreement, dated as of December 23, 2021, by and among the Company, the Guarantor and Bank of America N.A.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALOZYME THERAPEUTICS, INC.

December 29, 2021	By:	/s/ Elaine Sun

	Name:	Elaine Sun
	Title:	Senior Vice President and Chief Financial Officer